Exhibit 99.1

For Immediate Release:  July 27, 2009

Bridge Capital Holdings Reports Financial Results
For the Second Quarter and Six Months Ended June 30, 2009

Conference Call and Webcast Scheduled for Tuesday, July 28, 2009 at
9:00 a.m. Eastern Time

San Jose, CA – July 27, 2009 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the second quarter and six months ended June 30, 2009.

The Company reported a net loss available to common shareholders of $(1.9) million, or $(0.29) per diluted common share, for the three months ended June 30, 2009 representing a decrease of $572,000, or 43%, compared to a net loss of $(1.3) million, or $(0.20) per diluted common share, for the same period one year ago.  The net loss available to common shareholders was reduced by preferred dividends of $1.1 million during the second quarter of 2009.  There were no preferred dividends during the second quarter of 2008.

The Company reported a net loss available to common shareholders of $(2.6) million, or $(0.39) per diluted common share, for the six months ended June 30, 2009 representing a decrease of $2.8 million, or 1,425%, compared to net income of $195,000, or $0.03 per diluted common share, for the same period one year ago.  The net loss available to common shareholders was reduced by preferred dividends of $2.1 million during the first six months of 2009.  There were no preferred dividends during the first six months of 2008.

“During the second quarter, we made solid progress in significantly reducing our CRE exposure while improving capital ratios and liquidity,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank.  “While we are seeing some “green shoots” of improvement in our business, the operating environment remains uncertain.  We believe our strong capital position and our reserve levels combined with our continued progress in reducing problem loans position us well for the present environment and the road ahead.”

Second Quarter Highlights

•
Capital ratios substantially exceed the regulatory calculation for being “well capitalized” with a Total Risk-Based Capital Ratio of 19.27%, a Tier I Capital Ratio of 15.08%, and a Tier I Leverage Ratio of 12.28%.

•
Provided $4.0 million to the allowance for credit losses which increased to 2.96% of gross loans, up from 2.77% at March 31, 2009 and 43% higher than the level of 2.07% one year earlier.   At June 30, 2009 the allowance for credit losses represented coverage of 66.21% of nonperforming loans.

•	Nonperforming assets increased to $29.4 million, or 3.55% of total assets, as of June 30, 2009 from $28.3 million, or 3.21% of total assets at March 31, 2009.

•	Construction and land development loans together decreased $64.6 million, or 41%, from one year ago, which includes a decrease of $44.6 million, or 76%, in land development loans.

•
Total assets were $829.3 million as of June 30, 2009, representing an increase of $24.0 million, or 3%, over $805.4 million the same date one year ago, and compared to $881.6 million at March 31, 2009.

•
Total deposits decreased $27.7 million, or 4%, to $689.1 million as of June 30, 2009 compared to the same period one year ago, with demand deposits and core deposits representing 40.5% and 81.2%, respectively, of total deposits.  Deposits were $733.1 million at March 31, 2009 with demand deposits and core deposits representing 39.7% and 80.2% of total deposits, respectively.

•
Non-interest income increased $611,000 to $2.3 million in the second quarter of 2009 from $1.7 million in the second quarter of 2008, primarily due to a gain recognized on the sale of “other real estate owned”.

For the quarter ended June 30, 2009, the Company’s return on average assets and return on average equity were (0.39)% and (3.04)%, respectively, compared to (0.66)% and (7.70)%, respectively, for the same period in 2008.  Return on average assets and return on average equity for the six months ended June 30, 2009 were (0.12)% and (0.92)%, respectively, compared to 0.05% and 0.57%, respectively, for the same period one year earlier.

Net Interest Income and Margin

Net interest income of $9.7 million for the quarter ended June 30, 2009 represented a decrease of approximately $2.0 million, or 17%, from $11.7 million for the same quarter one year earlier and was primarily attributed to the decrease in short-term interest rates, lower balance sheet leverage and increased levels of nonperforming loans.  Average earning assets of $817.3 million for the quarter ended June 30, 2009 increased $54.8 million, or 7%, compared to $762.6 million for the same quarter in 2008.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 87.39% during the quarter ended June 30, 2009, which represented a decrease compared to an average of 97.54% for the same quarter of 2008.

For the six months ended June 30, 2009, net interest income of $19.3 million represented a decline of $4.4 million, or 19%, from $23.8 million for the six months ended 2008 and was primarily attributed to the decrease in short-term interest rates, lower balance sheet leverage and increased levels of nonperforming loans.  Average earning assets of $841.5 million for the six months ended June 30, 2009 increased $93.2 million, or 12%, compared to $748.4 million for the same period one year ago.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 89.67% during the six months ended June 30, 2009, which represented a decrease compared to an average of 97.59% for the same period of 2008.

Changes in short-term interest rates impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates.  As such, the nature of the Company’s balance sheet is that over time as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities.  The Company’s prime rate averaged 3.25% and 3.25%, respectively, in the quarter and six months ended June 30, 2009 compared to 5.08% and 5.65%, respectively, in the same periods one year earlier.

The Company’s net interest margin for the quarter ended June 30, 2009 was 4.76% compared to 6.18% for the same period one year earlier, primarily due to lower short-term interest rates and lower balance sheet leverage.    In addition, an increased level of nonperforming assets resulted in a negative impact of approximately 23 basis points in the second quarter of 2009 from reversed or foregone interest.

The net interest margin for the six months ended June 30, 2009 was 4.64% compared to 6.38% for the six months ended June 30, 2008 which was also primarily the result of lower short-term interest rates and lower balance sheet leverage.  Nonperforming loans had a negative impact on net interest margin of approximately 21 basis points in 2009.

Non-Interest Income

The Company’s non-interest income for the quarter and six months ended June 30, 2009 was $2.3 million and $6.3 million, respectively, compared to $1.7 million and $3.4 million, respectively, for the same periods one year ago.  The increase in non-interest income for the second quarter of 2009 compared to the same period one year ago was primarily due to a gain of $675,000 recognized on the sale of “other real estate owned”.  The increase in non-interest income for the six months ended June 30, 2009 compared to the same period one year ago was primarily attributable to the recognition of $3.0 million from the acceleration of the deferred gain on interest rate swaps terminated during the fourth quarter of 2008.  Excluding the impact of the gain recognized on “other real estate owned” and the impact of accounting related to hedging strategies, non-interest income is primarily comprised of foreign exchange fee income, deposit service charges, and gains on the sale of SBA loans.

Net interest income and non-interest income comprised total revenue of $12.0 million for the three months ended June 30, 2009 compared to $13.4 million for the same period one year earlier, representing a decrease of $1.4 million, or 11%.  For the six months ended June 30, 2009, total revenue of $25.7 million represented a decrease of $1.5 million, or 5%, from $27.1 million for the six months ended June 30, 2008.

Non-Interest Expense

Non-interest expense was $9.3 million and $18.8 million for the quarter and six months ended June 30, 2009, respectively, compared to $9.5 million and $18.2 million, respectively, for the same periods in 2008.

Salary and benefits expense for the quarter ended June 30, 2009 was $5.1 million, representing a decrease of $811,000 from $5.9 million in the same period of 2008.  Salary and benefits expense for the six months ended June 30, 2009 was $10.7 million, a decrease of $894,000 from $11.6 million in the same period of 2008.  As of June 30, 2009 the Company employed 162 full-time equivalents (FTE) compared to 178 FTE on the same date one year earlier.

During the second quarter of 2009, the Company paid $365,000 for the FDIC special assessment levied on all banks that hold insured deposits.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 77.74% and 73.25% for the quarter and six months ended June 30, 2009 compared to 70.77% and 67.23%, respectively, in the same periods one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at June 30, 2009 of $829.3 million, compared to $805.4 million on the same date one year ago.  The increase in total assets represented growth of $24.0 million, or 3%, compared to June 30, 2008.

Total assets at June 30, 2009 compared to $947.6 million at December 31, 2008 representing a decrease of $118.3 million, or 13%.  The decrease in total assets compared to December 31, 2008 was primarily due to decreases in wholesale borrowings and deposits in response to improved liquidity.

The Company’s total deposits were $689.1 million as of June 30, 2009, compared to total deposits of $716.8 million as of June 30, 2008.  The decrease in deposits was $27.7 million, or 4%, compared to June 30, 2008.  Demand deposits represented 40.5% of total deposits at June 30, 2009, up from 32.6% at June 30, 2008.

The Company reported total gross loans outstanding at June 30, 2009 of $606.5 million, which represented a decrease of $100.6 million, or 14%, from $707.1 million for the same date one year earlier.   The decrease in gross loans included a decrease of $64.6 million, or 41%, in construction and land development loans.  In addition, de-leveraging by commercial borrowers resulted in a decrease in commercial and industrial loan balances of $30.8 million, or 11%.

“In the past year we have weathered the severe economic downturn with a focused and equally urgent response,” noted Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank.  “We have significantly improved the risk profile of the Company, in part, by reducing our exposures in the most impacted portions of the loan portfolio, which is reflected in loan totals and the size of the balance sheet.  This has not only reduced credit risk but has also served to support liquidity and capital for opportunities ahead.”

Credit Quality

At June 30, 2009, nonperforming assets totaled $29.4 million, or 3.55% of total assets, compared to $28.3 million, or 3.21% of total assets as of March 31, 2009, and $28.9 million, or 3.58% of total assets, on the same date one year earlier.  The nonperforming assets at June 30, 2009 consisted of loans on nonaccrual or 90 days or more past due totaling $27.1 million, and other real estate owned valued at $2.3 million.  Nonperforming loans at June 30, 2009 were comprised of loans with legal contractual balances totaling approximately $39.8 million reduced by impairment charges of $12.7 million which have been charged against the allowance for credit losses.

The Company charged-off $4.2 million during the three months ended June 30, 2009 compared to $2.6 million charged-off during the three months ended June 30, 2008.  During the six months ended June 30, 2009, the Company charged-off balances totaling $8.5 million which compared to $2.6 million charged-off during the same period of 2008.  During the three and six months ended June 30, 2009 the Company recognized $23,000 and $308,000, respectively, in loan recoveries compared to $1,000 and $1,000, respectively, in loan recoveries during the same periods of 2008.

Construction and land development loans together totaled approximately $94.0 million as of June 30, 2009, compared to $158.6 million one year earlier, representing a decrease of $64.6 million or 41%.  Land development loans decreased by $44.6 million, or 76%, from $58.9 million at June 30, 2008 to $14.2 million on June 30, 2009.  During the same period, unfunded commitments on construction and land development loans decreased by $64.9 million.

The allowance for loan losses was $18.0 million, or 2.96% of total loans, at June 30, 2009, compared to $14.6 million, or 2.07% of total loans, at June 30, 2008.  The provision for credit losses for the three and six months ended June 30, 2009 was $4.0 million and $7.7 million, respectively, compared to $6.2 million and $8.6 million, respectively, for the same periods in 2008.

Capital Adequacy

At June 30, 2009, shareholders’ equity in the Company totaled $109.2 million, which included approximately $53.9 million in preferred stock and $(255,000) in other comprehensive income.  Shareholders’ equity at June 30, 2009 compared to $66.2 million on the same date one year earlier.  The increase was the result of capital raised in the fourth quarter of 2008 in the form of $30.0 million of mandatorily convertible preferred stock and $23.8 million of preferred stock issued under the US Treasury’s Capital Purchase Program.

The Company’s tangible common equity ratio was 6.68% at June 30, 2009 compared to 6.19% at December 31, 2008.  The Company’s Total Risk-Based Capital Ratio, Tier I Capital Ratio, and Tier I Leverage Ratio of 19.27%, 15.08%, and 12.28%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions.

Conference Call and Webcast

Management will host a conference call tomorrow, July 28, 2009 at 9:00 a.m. Eastern time/6:00 a.m. Pacific time to further discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800.891.6020 from the United States, or 702.696.4830 from outside the United States. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through August 11, 2009 by dialing 800.642.1687 from the United States, or 706.645.9291 from outside the United States, and entering the conference ID 20657799. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer
Bridge Capital Holdings	Bridge Capital Holdings
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q  on file with the  Securities and Exchange  Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended			Six months ended
	06/30/09	03/31/09	06/30/08	06/30/09	06/30/08

INTEREST INCOME
Loans	$11,263	$11,774	$14,248	$23,037	$29,475
Federal funds sold	82	112	146	$194	$323
Investment securities available for sale	29	-	518	$29	$1,135
Other	102	74	36	$176	$36
Total interest income	11,476	11,960	14,948	23,436	30,969

INTEREST EXPENSE
Deposits	1,437	1,831	2,941	3,268	6,614
Other	346	479	283	$825	$598
Total interest expense	1,783	2,310	3,224	4,093	7,212

Net interest income	9,693	9,650	11,724	19,343	23,757
Provision for credit losses	4,000	3,650	6,200	$7,650	$8,570
Net interest income after provision for credit losses	5,693	6,000	5,524	11,693	15,187

NON-INTEREST INCOME
Service charges on deposit accounts	476	420	258	$896	$487
Gain on sale of SBA loans	287	104	186	$391	$469
Other non-interest income	1,563	3,480	1,271	$5,043	$2,430
Total non-interest income	2,326	4,004	1,715	6,330	3,386

OPERATING EXPENSES
Salaries and benefits	5,101	5,567	5,912	$10,668	$11,562
Premises and fixed assets	1,104	1,114	1,156	$2,218	$2,261
Other	3,138	2,782	2,443	$5,920	$4,424
Total operating expenses	9,343	9,463	9,511	18,806	18,247

Income before income taxes	(1,324)	541	(2,272)	(783)	326
Income taxes	(482)	208	(945)	$(274)	$131

NET INCOME	$(842)	$333	$(1,327)	$(509)	$195

Preferred dividends	1,057	1,017	-	$2,074	$-
Net income available to common shareholders	$(1,899)	$(684)	$(1,327)	$(2,583)	$195

EARNINGS PER SHARE
Basic earnings per share	$(0.29)	$(0.10)	$(0.20)	$(0.39)	$0.04
Diluted earnings per share	$(0.29)	$(0.10)	$(0.20)	$(0.39)	$0.03
Average common shares outstanding	6,571,479	6,571,479	6,492,647	6,571,479	6,463,773
Average common and equivalentshares outstanding	6,571,479	6,571,479	6,861,043	6,571,479	6,909,913

PERFORMANCE MEASURES
Return on average assets	-0.39%	0.15%	-0.66%	-0.12%	0.05%
Return on average equity	-3.04%	1.20%	-7.70%	-0.92%	0.57%
Efficiency ratio	77.74%	69.31%	70.77%	73.25%	67.23%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	06/30/09	03/31/09	12/31/08	09/30/08	06/30/08

ASSETS
Cash and due from banks	$18,295	$16,637	$18,421	$21,286	$31,458
Federal funds sold	122,500	169,080	199,525	113,735	12,765
Interest-bearing deposits	24,520	16,539	7,268	4,915	5,606
Investment securities available for sale	32,517	-	-	101	28,879
Loans:
Commercial	261,927	282,782	301,024	286,793	292,731
SBA	60,885	70,339	77,043	69,921	64,596
Real estate construction	79,738	90,268	98,105	97,255	99,712
Land and land development	14,224	19,066	23,535	41,136	58,863
Real estate other	136,016	137,960	134,767	130,845	132,341
Factoring and asset-based lending	47,790	45,295	55,761	50,006	46,819
Other	5,960	10,407	9,371	10,767	12,048
Loans, gross	606,540	656,117	699,606	686,723	707,110
Unearned fee income	(1,437)	(1,361)	(1,601)	(1,817)	(2,071)
Allowance for credit losses	(17,968)	(18,155)	(18,554)	(17,764)	(14,608)
Loans, net	587,135	636,601	679,451	667,142	690,431
Premises and equipment, net	4,169	4,504	4,790	5,044	5,093
Accrued interest receivable	2,723	2,672	3,137	3,217	3,325
Other assets	37,477	35,558	35,004	39,967	27,795
Total assets	$829,336	$881,591	$947,596	$855,407	$805,352

LIABILITIES
Deposits:
Demand noninterest-bearing	$274,633	$286,749	$284,319	$223,843	$229,329
Demand interest-bearing	4,486	4,163	4,267	4,224	4,439
Money market and savings	280,262	296,828	335,200	404,212	386,332
Time	129,740	145,358	153,459	106,460	96,714
Total deposits	689,121	733,098	777,245	738,739	716,814

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	10,000	30,000	30,000	-
Accrued interest payable	365	412	511	274	224
Other liabilities	13,079	10,231	9,823	11,176	4,605
Total liabilities	720,092	771,268	835,106	797,716	739,170

SHAREHOLDERS' EQUITY
Preferred stock	53,864	53,864	53,864	-	-
Common stock	40,301	39,921	39,655	39,139	38,703
Retained earnings	15,334	17,233	17,916	16,399	25,604
Accumulated other comprehensive (loss)	(255)	(695)	1,055	2,153	1,875
Total shareholders' equity	109,244	110,323	112,490	57,691	66,182
Total liabilities and shareholders' equity	$829,336	$881,591	$947,596	$855,407	$805,352

CAPITAL ADEQUACY
Tier I leverage ratio	12.28%	11.82%	12.36%	8.44%	10.26%
Tier I risk-based capital ratio	15.08%	14.20%	13.31%	9.02%	10.12%
Total risk-based capital ratio	19.27%	18.15%	16.90%	10.27%	11.37%
Total equity/ total assets	13.17%	12.51%	11.87%	6.74%	8.22%
Book value per common share	$7.91	$8.18	$8.51	$8.74	$10.06

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended June 30,
	2009			2008

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$623,354	7.25%	$11,263	$688,339	8.33%	$14,248
Federal funds sold	165,453	0.20%	82	27,876	2.11%	146
Investment securities	9,161	1.27%	29	41,973	4.96%	518
Other	19,372	2.11%	102	4,369	3.31%	36
Total interest earning assets	817,340	5.63%	11,476	762,557	7.88%	14,948

Noninterest-earning assets:
Cash and due from banks	22,058			20,546
All other assets (3)	23,916			23,534
TOTAL	$863,314			$806,637

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,221	0.08%	1	$5,519	0.22%	$3
Money market and savings	300,713	0.71%	532	381,882	2.10%	1,997
Time	140,902	2.57%	904	97,726	3.87%	941
Other	27,417	5.06%	346	21,834	5.21%	283
Total interest-bearing liabilities	474,253	1.51%	1,783	506,961	2.56%	3,224

Noninterest-bearing liabilities:
Demand deposits	266,474			220,572
Accrued expenses and other liabilities	11,579			9,767
Shareholders' equity	111,008			69,337
TOTAL	$863,314			$806,637

Net interest income and margin		4.76%	$9,693		6.18%	$11,724

(1) Loan fee amortization of $1.2 million and $1.4 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2) Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3) Net of average allowance for credit losses of $17.6 million and $11.0 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Six months ended June 30,
	2009			2008

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$651,200	7.13%	$23,037	$674,211	8.79%	$29,475
Federal funds sold	169,943	0.23%	194	26,028	2.50%	323
Investment securities	4,613	1.27%	29	45,937	4.97%	1,135
Other	15,753	2.25%	176	2,188	3.31%	36
Total interest earning assets	841,509	5.62%	23,436	748,364	8.32%	30,969

Noninterest-earning assets:
Cash and due from banks	19,432			19,521
All other assets (3)	23,595			24,594
TOTAL	$884,536			$792,479

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$4,776	0.08%	$2	$5,236	0.27%	$7
Money market and savings	308,133	0.86%	1,315	374,902	2.46%	4,578
Time	138,355	2.85%	1,952	97,872	4.17%	2,029
Other	35,483	4.68%	824	22,588	5.33%	599
Total interest-bearing liabilities	486,747	1.70%	4,093	500,598	2.90%	7,213

Noninterest-bearing liabilities:
Demand deposits	274,964			212,880
Accrued expenses and
other liabilities	10,990			10,598
Shareholders' equity	111,835			68,403
TOTAL	$884,536			$792,479

Net interest income and margin		4.64%	$19,343		6.38%	$23,756

(1) Loan fee amortization of $2.4 million and $3.1 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2) Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3) Net of average allowance for credit losses of $18.0 million and $9.9 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	06/30/09	03/31/09	12/31/08	09/30/08	06/30/08

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$18,155	$18,554	$17,764	$14,608	$10,978
Provision for credit losses, quarterly	4,000	3,650	3,950	19,000	6,200
Charge-offs, quarterly	(4,210)	(4,334)	(3,246)	(15,878)	(2,571)
Recoveries, quarterly	23	285	86	34	1
Balance, end of period	$17,968	$18,155	$18,554	$17,764	$14,608

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$27,136	$23,205	$15,772	$19,316	$27,872
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	1,437	-	-	-
Nonperforming loans	27,136	24,642	15,772	19,316	27,872
Other real estate owned	2,268	3,626	1,096	862	979
Nonperforming assets	$29,404	$28,268	$16,868	$20,178	$28,851

ASSET QUALITY
Allowance for credit losses / gross loans	2.96%	2.77%	2.65%	2.59%	2.07%
Allowance for credit losses / nonperforming loans	66.21%	73.68%	117.64%	91.97%	52.41%
Nonperforming assets / total assets	3.55%	3.21%	1.78%	2.36%	3.58%
Nonperforming loans / gross loans	4.47%	3.76%	2.25%	2.81%	3.94%
Net quarterly charge-offs / gross loans	0.69%	0.62%	0.45%	2.31%	0.36%